Exhibit 99.1

Gevo Secures Conditional Commitment from U.S. Department of Energy Loan Programs Office for its Net-Zero 1 Sustainable Aviation Fuel Plant in South Dakota

This conditional commitment signals the strength of the project to finance the world’s first large-scale net-zero-emissions alcohol-to-jet production facility.

ENGLEWOOD, Colo. October 16, 2024 – Gevo, Inc. (NASDAQ: GEVO), a leading developer of net-zero hydrocarbon fuels and chemicals, is pleased to announce it received a conditional commitment for a loan guarantee with disbursements totaling $1.46 billion (excluding capitalized interest during construction) from the U.S. Department of Energy (“DOE”) Loan Programs Office (“LPO”) for its Net-Zero 1 project (“NZ1”) in South Dakota. With capitalized interest during construction, the DOE loan facility has a borrowing capacity of $1.63 billion.

The NZ1 facility is being built in Lake Preston, South Dakota. It will use 100-percent U.S.-sourced feedstocks and is designed to produce approximately 60 million gallons of sustainable aviation fuel (“SAF”), approximately 1.3 billion pounds of protein and animal feed products, and approximately 30 million pounds of corn oil per year. The design capability of the NZ1 facility, when combined with the Gevo business system, is expected to yield SAF with a net-zero carbon footprint on a lifecycle basis, including through the burning of the fuel. Gevo net-zero SAF projects are expected to catalyze the accelerated adoption of climate smart agricultural practices, support rural jobs and economic development, and reinforce domestic energy security.

NZ1 is the first-ever large-scale alcohol-to-jet (“ATJ”) project to receive a DOE LPO conditional commitment and is expected to provide critical new opportunities for South Dakota workers, farmers, and residents. We believe Gevo’s proprietary ATJ plant design represents the lowest cost-per-ton of carbon abatement among all of the current SAF production technologies.

“This marks a watershed moment for the Net-Zero 1 project and a critical step forward in Gevo’s mission to transform the aviation industry by providing a scalable, sustainable, and economical renewable-carbon-based jet fuel—SAF,” said Gevo CEO Dr. Patrick Gruber. “This valuable commitment to help finance NZ1, if finalized, should also attract other capital investments to unlock SAF commercialization given the robust due diligence conducted by the agency. The due diligence work by the DOE has been incredibly detailed and thorough, and the benefit is a substantially reduced execution risk profile for the project. We are grateful for the support from the Department of Energy’s Loan Programs Office.”

“NZ1 is the largest economic development project in South Dakota history,” said Gevo’s Senior Vice President of Public Affairs, Lindsay Fitzgerald. “We expect that NZ1 will kickstart new growth in the economy, create jobs, and present additional opportunities for the agricultural community in the region around Lake Preston, across South Dakota, and even reaching other states.”

According to a recent report from Charles River Associates (“CRA”), Net-Zero 1 is projected to generate significant economic and climate benefits. Specifically, the plant is expected to create more than 1,300 indirect jobs during its construction phase and 100 permanent jobs at the plant itself. This is in addition to hundreds of local indirect jobs created across the agricultural, manufacturing, and transportation industries, generating an annual economic impact of over $100 million.

The project design and engineering; and the operating and financing model, should serve as a template for future Gevo net-zero projects—potentially accelerating the timeline of SAF commercialization. Gevo also expects to track and verify the sustainability and carbon intensity of its products through its wholly owned subsidiary, Verity Holdings, LLC.

We believe this conditional commitment milestone reduces execution risk for securing the remaining large-scale equity investors who would accompany the proposed DOE-guaranteed debt and Gevo equity. Currently, the project is projected to generate high teens returns to equity investors.

While this conditional commitment indicates DOE’s intent to finance the project, DOE and the company must satisfy certain technical, legal, environmental, commercial, and financial conditions before the Department can enter into definitive financing documents and fund the loan guarantee.

For more information, review the DOE’s announcement blog post here: https://www.energy.gov/lpo/articles/lpo-announces-conditional-commitment-gevo-net-zero-corn-starch-sustainable-aviation

ADVISORS

Citi is acting as financial advisor to Gevo. Latham & Watkins LLP is acting as legal counsel to Gevo.

INVESTOR CALL

A conference call will be held on Thursday, October 17, 2024 at 9:00am ET to discuss the announcement.

To participate in the live call, please register through the following event weblink:  https://us06web.zoom.us/webinar/register/WN_nWu63-22QpWuF9SeBcNEfQ

A webcast replay will be available after the conference call ends on October 17, 2024. The archived webcast and accompanying presentation materials will be available in the Investor Relations section of Gevo's website at www.gevo.com.

ABOUT GEVO

Gevo's mission is to convert renewable energy and biogenic carbon into sustainable fuels and chemicals with a net-zero or better carbon footprint. Gevo’s innovative technology can be used to make a variety of products, including SAF, motor fuels, chemicals, and other materials. Gevo’s business model includes developing, financing, and operating production facilities for these renewable fuels and other products. It currently runs one of the largest dairy-based renewable natural gas (“RNG”) facilities in the United States. It also owns the world’s first production facility for specialty ATJ fuels and chemicals. Gevo emphasizes the importance of sustainability by tracking and verifying the carbon footprint of its business systems through its Verity subsidiary.

Learn more at Gevo’s website: www.gevo.com

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, NZ1’s timing and capabilities, NZ1’s design and the Gevo business system, the ability of NZ1 to produce net-zero fuels, the economic impacts of NZ1, and other statements that are not purely statements of historical fact. These forward-looking statements are made based on the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether because of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2023, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

PUBLIC AFFAIRS CONTACT

Heather Manuel

VP of Stakeholder Engagement & Partnerships

PR@gevo.com

INVESTOR CONTACT

Eric Frey, PhD
VP of Finance & Strategy

IR@gevo.com